Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is made and entered into this 16th day of June, 2015, by and between ROBERT P. MCKAGEN (“Executive”) and BLUELINX CORPORATION, a Georgia corporation (“Company”), on its own behalf and on behalf of its parent, subsidiaries and affiliates, and their respective predecessors, successors, assigns, representatives, officers, directors, agents and employees. The term “Company,” when used in this Agreement, includes its parent, subsidiaries or affiliates (including specifically BlueLinx Holdings Inc.) and their respective predecessors, successors, assigns, representatives, past or present officers, directors, agents or employees. Executive and Company are sometimes hereinafter referred to together as the “Parties” and individually as a “Party.”

BACKGROUND:

A.    Executive is employed as the Senior Vice President, Sales and Operations of the Company pursuant to that certain Third Amended and Restated Employment Agreement between Executive and Company dated December 9, 2013 (the “Employment Agreement”). Capitalized terms used but not defined herein shall have the meanings given to such terms in the Employment Agreement.

B.    Executive’s employment will terminate in all capacities and the Employment Agreement will terminate effective as of July 31, 2015 (the “Termination Date”).

C.    Company and Executive wish to avoid any disputes which could arise under the Employment Agreement and have therefore compromised any claims or rights they have or may have under the Employment Agreement by agreeing to the terms of this Agreement.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.Termination of Employment. The Parties agree that (a) the Employment Agreement is hereby terminated as of the Termination Date, (b) Executive waives the right to a Notice of Termination as set forth in Section 5(c) of the Employment Agreement, and (c) Executive’s employment with Company, and all other positions and offices with Company held by Executive on the Termination Date, shall be deemed to have ended effective as of the Termination Date, and all benefits, privileges and authorities related to Executive’s employment and services with Company ceased as of the Termination Date, except as otherwise specifically set forth in this Agreement. Notwithstanding the termination of the Employment Agreement described above, the Parties acknowledge that capitalized terms and other terms of the Employment Agreement may be referenced in this Agreement. Accordingly, such terms shall be incorporated herein as set forth herein.

2.Interpretation of Agreement. The Parties agree that their entry into this Agreement is not and shall not be construed to be an admission of liability or wrongdoing on the part of either Party.

3.Future Cooperation. Executive agrees that, notwithstanding the termination of Executive’s employment on the Termination Date, Executive upon reasonable notice will make himself reasonably available to Company for the purposes of: (a) providing information regarding the projects and files on which Executive worked for the purpose of transitioning such projects; and (b) providing information regarding any other matter, file, project, customer and/or client with whom Executive was involved while employed by, or providing services to, Company.

4.Consideration.

(a)    In consideration of Executive’s termination of employment, and the termination of the Employment Agreement, to fully release Company from any and all Claims as described below, and to perform the other duties and obligations of Executive contained herein, Company will, subject to ordinary and lawful deductions and Sections 4(b) and (c) below:

(i)Pay to Executive Three Hundred Thousand Dollars ($300,000) (the “Severance Amount”) payable over twelve months in accordance with the Company’s normal payroll practices, but paid in accordance with Section 4(b) below; provided, however, that any Severance Amount in excess of the Separation Pay shall be paid in accordance with normal payroll practices commencing on the earlier to occur of the first business day of the seventh month after the Termination Date or Executive’s death. “Separation Pay” means that portion of the payment to be provided which does not exceed two times the lesser of (x) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of the Executive preceding the Termination Date, or (y) the maximum amount that may be taken into account under a qualified plan pursuant to a Section 401(a)(17) of the Internal Revenue Code of 1986;

(ii)Pay to Executive a pro-rata portion of Executive’s annual bonus for 2015, which pro-rata bonus shall be payable at the time that annual bonuses are paid to other senior executives. The pro rata bonus shall be determined by multiplying the amount Executive would have received based upon performance had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days Executive was employed by the Company during the performance year and the denominator of which is the total number of days in the performance year;

(iii)Vest in full, effective as of the date upon which the revocation period for the Release described in Section 4(b) below expires without Executive having elected to revoke the Release, all of Executive’s outstanding unvested time-vested restricted stock grants;

(iv)Vest all unvested performance shares or performance-vested restricted stock grants in accordance with their terms and based on the actual performance of the Company, which benefit shall become effective as of the date upon which the revocation period for the Release described in Section 4(b) below expires without Executive having elected to revoke the Release. Such unvested shares and grants shall remain outstanding and shall vest and become non-forfeitable as described above in accordance with their terms and based on the actual performance of the Company;

(v)Provide up to $25,000 in aggregate outplacement services to be used within one year of the Termination Date, the scope and provider of which shall be selected by Executive from a list maintained by the Vice President, Human Resources; and

(vi)Provided that Executive timely elects COBRA continuation coverage for Executive and his eligible dependents effective as of August 1, 2015, Company will subsidize the cost of COBRA continuation coverage for 12 months, and Executive will be responsible only for paying the portion of the premium paid by active employees for such coverage for the 12-month duration of subsidized COBRA continuation coverage (i.e., through July 31, 2016).

Executive acknowledges that he will be required to pay his share of the premiums under this Section 4(a)(vi) with after-tax income. Further, Executive acknowledges that (A) any reimbursements received by Executive subsequent to the COBRA continuation coverage period may be taxable to Executive for federal and state tax purposes, and (B) the Company reserves the right to cease any subsidy or reimbursement under this Section 4(a)(vi) in the event that IRS rules prohibit such subsidy or reimbursement or payment of the subsidy or reimbursement would result in the imposition of an excise tax on the Company.

Notwithstanding anything to the contrary herein, in the event Executive becomes eligible for coverage under any employer-sponsored health plan during the continuation period described above, all payments and subsidies under this Section 4(a)(vi) will cease. Accordingly, Executive is required to promptly notify the Company of such eligibility.

(b)    Notwithstanding anything else contained herein to the contrary, no payments shall be made or benefits delivered under this Agreement (other than payments required to be made by Company pursuant to Section 5 below) unless, within sixty (60) days after the Termination Date: (i) Executive has signed and delivered to Company a Release in the form attached hereto as Exhibit A (the “Release”), which has been signed by Executive no earlier than July 31, 2015; and (ii) the applicable revocation period under the Release has expired without Executive having elected to revoke the Release. Executive agrees and acknowledges that he would not be entitled to the consideration described herein absent execution of the Release and expiration of the applicable revocation period without Executive having revoked the Release. Any payments to be made, or benefits to be delivered, under this Agreement (other than the payments required to be made by Company pursuant to Section 5 below and the vesting of outstanding unvested restricted stock grants as set forth in Section 4(a)(iii) above) within the sixty (60) days after the Termination Date shall be accumulated and paid in a lump sum, or as to benefits continued at Executive’s expense subject to reimbursement, which reimbursement shall be made, on the first bi-weekly pay period occurring more than sixty (60) days after the Termination Date, provided Executive delivers the signed Release to Company and the revocation period thereunder expires without Executive having elected to revoke the Release.

(c)    As a further condition to receipt of the payments and benefits in Section 4(a) above, Executive also waives any and all rights to any other amounts payable to him upon the termination of his employment relationship with Company, other than those specifically set forth in this Agreement, including without limitation any severance, notice rights, payments, benefits and other amounts to which Executive may be entitled under the laws of any jurisdiction and/or his Employment Agreement, and Executive agrees not to pursue or claim any of the payments, benefits or rights set forth therein.

(d)    If Company is required to prepare an accounting restatement due to material noncompliance by Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, to the extent required by law, Executive will reimburse Company for (i) any bonus or other incentive-based or equity-based compensation received by Executive from Company (including such compensation payable in accordance with this Section 4 and Section 5) during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying that financial reporting requirement; and (ii) any profits realized by Executive from the sale of Company securities during that 12-month period.

5.Other Benefits.

Nothing in this Agreement or the Release shall:

(a)    alter or reduce any vested, accrued benefits (if any) Executive may be entitled to receive under any 401(k) plan established by Company;

(b)    affect Executive’s right (if any) to elect and (subject to Section 4(a)(vi) above) pay for continuation of Executive’s health insurance coverage pursuant to COBRA; or

(c)    affect Executive’s right (if any) to receive (i) any base salary that accrues through the Termination Date and is unpaid as of the Termination Date, (ii) any accrued bonus for the prior fiscal year that is earned and unpaid, (iii) any reimbursable expenses that Executive incurs before the Termination Date but are unpaid as of the Termination Date (subject to Company’s expense reimbursement policy), and (iv) any unused paid time off days to which Executive will be entitled to payment, all of which shall be paid as soon as administratively practicable (and in any event within thirty (30) days) after the Termination Date.

6.Competitive Activity; Confidentiality; Non-Solicitation.

(a)    Confidential Information and Trade Secrets.

(i)    Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information and Trade Secrets. For a period of two (2) years following the Termination Date, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge Confidential Information; provided, however, that if the Confidential Information is deemed a trade secret under Georgia law, then the period for nondisclosure shall continue for the applicable period under Georgia Trade Secret laws in effect at the time of Executive’s termination. In addition, for the applicable period under Georgia Trade Secret laws in effect at the time of Executive’s termination, Executive will not, directly or indirectly, transmit or disclose any Trade Secrets to any Person, and will not, directly or indirectly, make use of any Trade Secrets, for himself or any other Person, without the express written consent of the Company. This provision will apply for so long as a particular Trade Secret retains its status as a trade secret under applicable law. The protection afforded to Trade Secrets and/or Confidential Information by this Agreement is not intended by the Parties hereto to limit, and is intended to be in addition to, any protection provided to any such information under any applicable federal, state or local law.

(ii)    All files, records, documents, drawings, specifications, data, computer programs, customer or vendor lists, specific customer or vendor information, marketing techniques, business strategies, contract terms, pricing terms, discounts and management compensation of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company, and the Executive shall not remove any such items from the premises of the Company.

(iii)    At the Company’s request and expense, Executive will reasonably assist the Company in connection with any controversy or legal proceeding relating to an Executive Invention and in obtaining domestic and foreign patent or other protection covering an Executive Invention. As a matter of record, Executive hereby states that there are no unpatented inventions in which Executive owns all or partial interest. Executive agrees not to assert any right against the Company with respect to any invention which is not patented.

(iv)    Within seven (7) calendar days following the Termination Date, Executive will deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information in Executive’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

(b)    Non-Solicitation. For a period of one (1) year following the Termination Date (the “Restricted Period”), Executive shall not, directly or indirectly, on Executive’s own behalf or as a Principal or Representative for another Person, solicit, divert, take away or induce or attempt to solicit, divert, take away or induce, (a) any party who is a customer of Company and with which Executive had business dealings or supervised or coordinated such dealings with the customer on behalf of the Company while employed with Company, in each case, for the purpose of marketing, selling or providing to any such party any services or products offered by the Company, (b) any party who is a vendor of Company to sell similar products and with which Executive had contact while employed with Company, or (c) any employee of Company to terminate such employee’s employment relationship with Company or to enter into employment with any other Person that is in competition with the Company.

(c)    Non-Competition. During the Restricted Period, Executive shall not, directly or indirectly, render services substantially the same as the services rendered by Executive to the Company (including those described on Exhibit B) to any Person that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in the building products distribution business in the continental United States of America, including, but not limited to the entities identified on Exhibit B (which shall be deemed to encompass their affiliates, predecessors and successors whether or not identified).   Notwithstanding the foregoing, nothing in this Agreement shall be deemed to prohibit the ownership by Executive of not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

(d)    Remedies; Specific Performance. The Parties acknowledge and agree that Executive’s breach or threatened breach of any of the restrictions set forth in this Section 6 will result in irreparable and continuing damage to the Company for which there may be no adequate remedy at law and that the Company shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. Executive hereby consents to the grant of an injunction (temporary or otherwise) against Executive or the entry of any other court order against Executive prohibiting and enjoining his from violating, or directing his to comply with any provision of this Section 6. Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Company against his for such breaches or threatened or attempted breaches. In addition, without limiting the remedies of the Company for any breach of any restriction on Executive set forth in this Section 6, except as required by law, Executive shall not be entitled to any payments set forth in Section 4 hereof if Executive breaches the covenants applicable to Executive contained in this Section 6 and the Company will have no obligation to pay any of the amounts that remain payable by the Company under Section 4.

(e)    Communication of Contents of Agreement. For two (2) years following the Termination Date, Executive will communicate his obligations under this Section 6 to any Person which Executive intends to be employed by, associated with, or represent.

(f)    No Defense for Company Enforcement. The existence of any claim, demand, action or cause of action of Executive against Company, whether predicated upon this Agreement or otherwise, is not to constitute a defense to Company’s enforcement of any of the covenants or agreements contained in Section 6. Company’s rights under this Agreement are in addition to, and not in lieu of, all other rights Company may have at law or in equity to protect its confidential information, trade secrets and other proprietary interests.

(g)    Extension. If a court of competent jurisdiction finally determines that Executive has violated any of Executive’s obligations under this Section 6, then the period applicable to those obligations is to automatically be extended by a period of time equal in length to the period during which those violations occurred.

7.Return of all Property and Information of Company. Without limitation of Section 6(a)(iv), Executive agrees to return all property of the Company within seven (7) days following the Termination Date. Such property includes, but is not limited to, the original and any copy (regardless of the manner in which it is recorded) of all information provided by Company or any subsidiary thereof to Executive or which Executive has developed or collected in the scope of Executive’s employment related to the Company as well as all Company-issued equipment, supplies, accessories, vehicles, keys, instruments, tools, devices, computers, cell phones, pagers, materials, documents, plans, records, notebooks, drawings, or papers. Upon request by Company, Executive shall certify in writing that Executive has complied with this provision, and has deleted all information of the Company from any computers or other electronic storage devices owned by Executive. Executive may only retain information relating to Executive’s benefit plans and compensation to the extent needed to prepare Executive’s tax returns.

8.No Harassing or Disparaging Conduct.

(a)    Executive further agrees and promises that Executive will not engage in, or induce other Persons to engage in, any harassing or disparaging conduct or negative or derogatory statements directed at or about the Company, the activities of the Company, or the Releasees at any time in the future. Notwithstanding the foregoing, this Section 8(a) may not be used to penalize Executive for providing truthful testimony under oath in a judicial or administrative proceeding or complying with an order of a court or government agency of competent jurisdiction.

(b)    The Company agrees to instruct the executive officers of the Company not to engage in, or induce other Persons to engage in, any harassing or disparaging conduct or negative or derogatory statements directed at or about Executive at any time in the future.  Notwithstanding the foregoing, the Company will not be liable for any unauthorized statements made by any other employee of the Company, and nothing in this Section 8(b) may be used to penalize the Company for any officer or employee providing truthful testimony under oath in a judicial or administrative proceeding or complying with an order of a court or governmental agency of competent jurisdiction.

9.References. Following the Termination Date, Executive agrees to direct any third party seeking an employment reference to the Chief Human Resources Officer of Company.  The Company agrees that, in response to reference requests directed to the Chief Human Resources Officer, it also will provide information regarding dates of employment and job title, and will confirm starting and ending salary. The Company will not be responsible with respect to any references which are directed to anyone other than the Chief Human Resources Officer.

10.Construction of Agreement and Venue for Disputes. This Agreement shall be deemed to have been jointly drafted by the Parties and shall not be construed against either Party. This Agreement shall be governed by the law of the State of Georgia, and the Parties agree that any actions arising out of or relating to this Agreement or Executive’s employment with Company must be brought exclusively in either the United States District Court for the Northern District of Georgia, or the State or Superior Courts of Cobb County, Georgia. Notwithstanding the pendency of any proceeding, either Party shall be entitled to injunctive relief in a state or federal court located in Cobb County, Georgia upon a showing of irreparable injury. The Parties consent to personal jurisdiction and venue solely within these forums and solely in Cobb County, Georgia and waive all otherwise possible objections thereto. The prevailing Party shall be entitled to recover its costs and attorneys fees from the non-prevailing Party in any such proceeding no later than 90 days following the settlement or final resolution of any such proceeding. The existence of any claim or cause of action by Executive against Company, including any dispute relating to the termination of Executive’s employment or under this Agreement, shall not constitute a defense to enforcement of said covenants by injunction.

11.Severability. If any provision of this Agreement shall be held void, voidable, invalid or inoperative, no other provision of this Agreement shall be affected as a result thereof, and accordingly, the remaining provisions of this Agreement shall remain in full force and effect as though such void, voidable, invalid or inoperative provision had not been contained herein.

12.No Reliance Upon Other Statements. This Agreement is entered into without reliance upon any statement or representation of any Party hereto or any Party hereby released other than the statements and representations contained in writing in this Agreement (including all Exhibits hereto).

13.Entire Agreement. This Agreement, including all Exhibits hereto (which are incorporated herein by this reference), contains the entire agreement and understanding concerning the subject matter hereof between the Parties hereto. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either Party hereto unless confirmed in writing. This Agreement may not be modified or amended, except by a writing executed by both Parties hereto. No waiver by either Party hereto of any term or provision of this Agreement or of any default hereunder shall affect such Party’s rights thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar. Notwithstanding the foregoing, the Employment Agreement will remain in effect until the Termination Date to the extent the terms of the Employment Agreement are not inconsistent with the terms of this Agreement and, in which case, the terms of this Agreement will control.

14.Further Assurance. Upon the reasonable request of the other Party, each Party hereto agrees to take any and all actions, including, without limitation, the execution of certificates, documents or instruments, necessary or appropriate to give effect to the terms and conditions set forth in this Agreement.

15.No Assignment. Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect.

16.Binding Effect. This Agreement shall be binding on and inure to the benefit of the Parties and their respective heirs, representatives, successors and permitted assigns.

17.Indemnification. Company understands and agrees that any indemnification obligations under its governing documents or the indemnification agreement between Company and Executive with respect to Executive’s service as an officer of Company remain in effect and survive the termination of Executive’s employment under this Agreement as set forth in such governing documents or indemnification agreement.

18.Nonqualified Deferred Compensation.

(a)    Any payment or benefit provided pursuant to or in connection with this Agreement is intended to comply with the “short term deferral” exception from Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the “separation pay plan” exception specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), or both of them, and shall be interpreted in a manner consistent with the applicable exceptions. If any payment or benefit provided pursuant to or in connection with this Agreement is considered to be deferred compensation subject to Section 409A, it shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance. Executive and the Company agree that Executive’s termination of employment is an involuntary separation from service under Section 409A.

(b)    Neither Company nor Executive shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A (including any transition or grandfather rules thereunder).

(c)    Because Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i), any payments or benefits provided pursuant to or in connection with Executive’s “Separation from Service” (as determined for purposes of Section 409A) that constitute deferred compensation subject to Section 409A shall not be made until the earlier of (i) Executive’s death or (ii) six months after Executive’s Separation from Service (the “409A Deferral Period”) as required by Section 409A. Payments otherwise due to be made in installments or periodically during the 409A Deferral Period (“Delayed Payments”) shall be accumulated and paid in a lump sum as soon as the 409A Deferral Period ends, and the balance of the payment shall be made as otherwise scheduled. Any such benefits subject to the rule may be provided under the 409A Deferral Period at Executive’s expense, with Executive having a right to reimbursement from Company once the 409A Deferral Period ends, and the balance of the benefits shall be provided as otherwise scheduled. Any Delayed Payments shall bear interest at the United States 5-year Treasury Rate plus 2%, which accumulated interest shall be paid to Executive as soon as the 409A Deferral Period ends.

(d)    For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A.

(e)    If any payment or benefit subject to Section 409A is contingent on the delivery of a release by Executive and could occur in either of two years, the payment will be made or the benefit will be delivered in the subsequent year.

(f)    Notwithstanding any other provision of this Agreement, the Company shall not be liable to Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Section 409A otherwise fails to comply with, or be exempt from, the requirements of Section 409A. Executive shall be solely responsible for the tax consequences with respect to any payment or benefit provided pursuant to or in connection with this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

19.Counterparts. This Agreement may be executed in any number of counterparts and by the Parties hereto in separate counterparts, with the same effect as if the Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument, with original signature, photocopy signature, fax signature, or electronic signature permitted and accepted.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the Parties have executed, or caused their duly authorized representatives to execute, this Agreement as of the day and year first above written.

“Executive”

/s/ Robert P. McKagen

“Company”

BLUELINX CORPORATION

By: /s/ Mitchell B. Lewis

Title: President and Chief Executive Officer

EXHIBIT A

RELEASE

In consideration for the undertakings and promises set forth in that certain Separation Agreement, dated as of ________ __, 2015 (the “Agreement”), between ROBERT P. MCKAGEN (“Executive”) and BLUELINX CORPORATION (“Company”), the terms of which are incorporated herein by reference, Executive (on behalf of himself and his heirs, assigns and successors in interest) unconditionally releases, discharges, and holds harmless Company and its current and former subsidiaries and affiliates and their respective current and former officers, directors, employees, agents, insurers, assigns and successors in interest (collectively, “Releasees”) from each and every claim, cause of action, right, liability or demand of any kind and nature, and from any claims which may be derived therefrom (collectively “Released Claims”), that Executive had, has, or might claim to have against Releasees based upon facts occurring up to the time Executive executes this Release, whether presently known or unknown to Executive, including, without limitation, any and all claims listed below, other than any such claims Executive has or might have under the Agreement:

(a)    arising from or in connection with Executive’s employment, pay, bonuses, vacation or any other Executive benefits, and other terms and conditions of employment or employment practices of Company;

(b)    arising out of or relating to the termination of Executive’s employment with Company or the surrounding circumstances thereof;

(c)    based on discrimination and/or harassment on the basis of race, color, religion, sex, national origin, handicap, disability, age or any other category protected by law under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Executive Order 11246, 42 USC § 1981, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers Benefits Protection Act, the Equal Pay Act, the Americans With Disabilities Act, the Rehabilitation Act of 1973, C.O.B.R.A. (as any of these laws may have been amended) or any other similar labor, employment or anti-discrimination law under state, federal or local law;

(d)    based on any contract, tort, whistleblower, personal injury wrongful discharge theory or other common law theory; or

(e)    arising under the Employment Agreement as defined in the Agreement or any other written or oral agreements between Executive and Company or any of Company’s subsidiaries or affiliates (other than the Agreement).

Except as otherwise set forth herein, Executive covenants not to sue or initiate any claims in any forum against any of the Releasees on account of or in relation to any Released Claim, or to incite, assist or encourage other persons or entities to bring claims of any nature whatsoever against Company or Releasees. Executive further covenants not to accept, recover or receive any monetary damages or any other form of relief which may arise out of or in connection with any administrative proceedings which may be filed with or pursued independently by any governmental agency or agencies, whether federal, state or local.

Notwithstanding anything herein to the contrary, Company and Executive acknowledge and agree that the above release does not waive any rights or claims that may arise based on facts or events occurring after the date of Executive’s execution of this Agreement, nor does it serve to waive any rights or claims that are precluded from being waived by applicable law. Company and Executive further acknowledge and agree that nothing herein shall prevent Executive from filing a charge with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other administrative agency if applicable law requires that Executive be permitted to do so; however, Executive understands and agrees that Executive is waiving the right to any monetary recovery in connection with any such complaint or charge that he may file with an administrative agency.

In addition, Executive agrees not to file a lawsuit asserting any claims that are waived in this Release. If Executive files such a lawsuit, Executive shall pay all costs incurred by Releasees (or any of them), including reasonable attorney’s fees, in defending against Executive’s claim, and, as a precondition to filing any such lawsuit, shall return all but $500.00 of the severance benefits or payments Executive has received. The preceding two sentences of this paragraph do not apply if Executive files a charge or lawsuit under the Age Discrimination in Employment Act (“ADEA”) challenging the validity of this Release. However, in the event any such ADEA lawsuit is unsuccessful, a court may order Executive to pay attorney’s fees and/or costs incurred by Releasees (or any of them) where authorized by law. In the event any such ADEA lawsuit is successful, the severance benefits or payments you received for signing this Release shall serve as restitution, recoupment, or setoff to any monetary award received by Executive.

Executive hereby acknowledges that Executive has no interest in reinstatement, reemployment or employment with Company or any Releasee, and Executive forever waives any interest in or claim of right to any future employment by Company or any Releasee. Executive further covenants not apply for future employment with Company or any Releasee, or to otherwise seek or encourage reinstatement.

By signing this Release, Executive certifies that:

(a)    Executive acknowledges and agrees that his waiver of rights under this Release is knowing and voluntary and complies in full with all criteria set forth in the regulations promulgated under the Older Workers Benefit Protection Act for release or waiver of claims under the Age Discrimination in Employment Act and further complies in full with the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, and any and all other applicable federal, state and local laws, regulations, and orders

(b)    Executive has carefully read and fully understands the provisions of this Release;

(c)    That the payment referred to in this Release and the Agreement exceeds that to which Executive would otherwise have been entitled, and that the actual payment is in exchange for his release of the claims referenced in this Release;

(b)    Executive was advised by Company in writing, via this Release, to consult with an attorney before signing this Release and that he has consulted with his attorneys prior to executing this Release to the extent he chose to do so

(c)    Executive understands that any discussions he may have had with counsel for Company regarding his employment or this Release does not constitute legal advice to his and that he has had the opportunity to retain his own independent counsel to render such advice;

(d)    Executive understands that this Release and the Agreement FOREVER RELEASE Company and all other Releasees to the extent set forth above, except that Executive is not releasing or waiving any claim under the Age Discrimination in Employment Act that may arise after Executive’s execution of this Release and the Agreement;

(e)    In signing this Release and the Agreement, Executive DOES NOT RELY ON AND HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT (WRITTEN OR ORAL) NOT SPECIFICALLY SET FORTH IN THIS RELEASE OR IN THE AGREEMENT by Company or any other Releasee, or by any of their agents, representatives, or attorneys with regard to the subject matter, basis, or effect of this Agreement or otherwise, and Executive agrees that this Release will be interpreted and enforced in accordance with Georgia law;

(f)    Company hereby allows Executive no less than twenty-one (21) days from Company’s final offer to consider this Release and the Agreement, and he has had sufficient time to consider his decision to enter into this Release and the Agreement. In the event Executive executes this Release and the Agreement prior to the expiration of the aforesaid 21-day period, he acknowledges that his execution of this Release and the Agreement before the expiration of the 21-day period was knowing and voluntary and was not induced in any way by Company or any other person or entity; and

(g)    Executive agrees to its terms knowingly, voluntarily and without intimidation, coercion or pressure.

Executive may revoke this Release within seven (7) calendar days after signing it. To be effective, such revocation must be received in writing by the General Counsel of Company at the offices of Company at 4300 Wildwood Parkway, Atlanta, Georgia 30339. Revocation can be made by hand delivery or facsimile before the expiration of this seven (7) day period.

This Release may be executed in any number of counterparts and by the Parties hereto in separate counterparts, with the same effect as if the Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument, with original signature, photocopy signature, fax signature, or electronic signature permitted and accepted.

IN WITNESS WHEREOF, the undersigned has executed this Release as of the date set forth below.

“Executive”

Dated: ________, 2015

EXHIBIT B

Duties and responsibilities

Job Title: Sr. Vice President, Sales & Operations
Functional Area: Sales
JOB SUMMARY

Position Purpose Summary:
Oversees several regions and provides leadership to RVPs and General Managers. Responsible for P&L, top line sales, gross margin and all direct costs of sales and distribution of multiple regions. Responsible for all aspects of sales and operations for various regions (e.g. sales, customer service, logistics / distribution management, inventory, and personnel). Plans, supports and drives sales force effectiveness and key productivity initiatives.

KEY TASKS / RESPONSIBILITIES
Understands the company’s vision, mission, and strategy; understands business unit objectives and sets/accomplishes individual performance goals accordingly.
Responsible for aligning multiple regional strategies with corporate strategy to maximize long-term profit / return on working capital. Responsible for resource management / deployment and optimization of resources for multiple regions (maximize resource value and productivity).
Works with RVPs and General Managers to develop regional sales plans that specify what needs to be achieved, and build execution plans for achieving or exceeding targets.
Aggressively grow the sales organization in key markets and segments with focused sales efforts.
Maintains awareness of current market. Assists RVPs and General Managers with sales calls and presentations with key strategic customers.
Oversees and manages financials including cost control, budget management, financial ratios, profit objectives, sales forecasts and working capital.
Oversees and manages inventory levels (including slow, inactive, liquidations/large buys and damaged inventory flow) and assists RVPs and General Managers in aligning local product mix with local market dynamics and product strategy.
Leads team; selects/hires; develops objectives; coaches and evaluates performance. Ensures direct reports obtain applicable training and development opportunities to enhance performance, development, and contributions to the company. Holds direct reports accountable for individual and team performance. Addresses performance issues appropriately and timely.

Competitors

Weyerhauser
Boise Cascade
Georgia-Pacific
Louisiana Pacific
Norbord
Beacon Roofing Supply
Huttig
Universal Forest Products
Builders Firstsource
Watsco
Interline Brands
Cedar Creek